                                                                  EXHIBIT 2.1(a)


                     AGREEMENT TO PURCHASE SELECTED ASSETS

       This AGREEMENT TO PURCHASE SELECTED ASSETS (this "Agreement") is effective as of May 18, 1998 (the "Effective Date"), by and among ALARIS Medical Systems, Inc., a Delaware corporation ("Buyer"), Invacare Corporation, an Ohio corporation ("Parent") and Patient Solutions Inc., d/b/a Invacare Infusion Systems, a Delaware corporation and a wholly-owned subsidiary of Parent ("Seller"), with reference to the following facts:

       WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, certain selected assets of Seller.

       NOW, THEREFORE, in consideration of the foregoing premise and the representations, warranties, covenants and agreements contained below, the parties agree as follows:

                                   ARTICLE 1

                      PURCHASE AND SALE OF SELECTED ASSETS

       1.1    PURCHASE AND SALE.   On the Closing Date (as defined in Section 2
below), Seller agrees to sell, transfer, assign and deliver to Buyer and Buyer agrees to purchase, accept and acquire from Seller, all of Seller's right, title and interest in and to the assets (the "Assets") of Seller described in the Bill of Sale and the Patent Assignment Agreement and the 510(k) Assignment Agreement attached as EXHIBITS A, B and C (collectively, the "Conveyance Documents"). On the Closing Date, Seller shall deliver executed Conveyance Documents to Buyer and shall simultaneously take all additional steps and execute all additional documents and instruments as may be necessary to put Buyer in possession and complete operating control of the Assets and to transfer all Seller's right, title and interest in and to the Assets to Buyer. Seller agrees that Buyer shall also have the right to contact and retain certain employees, contractors and consultants of Seller including those persons whose names are set forth on EXHIBIT D, attached hereto.

       1.2 PURCHASE PRICE. Upon the terms and subject to the conditions contained herein, the purchase price to be paid by Buyer to Seller for the sale, transfer, assignment and delivery of the Assets (the "Purchase Price") shall be as follows:

       (a)    $4,750,000 in cash at the Closing, subject to Section 1.3.

       (b) the cancellation of that certain Promissory Note for $375,000 dated March 31, 1998 issued pursuant to that certain No-Shop Agreement dated March 31, 1998 (the "No-Shop Agreement") at the Closing.

       (c) $125,000 in cash previously paid to Seller on March 31, 1998 pursuant to the No-Shop Agreement.

       1.3    CLOSING BALANCE SHEET ADJUSTMENT.

              (a) Within thirty (30) days after the Closing Date, Seller shall cause to be prepared and shall deliver to Buyer a balance sheet of Seller as of the close of business on the Closing Date, which balance sheet shall reflect, among other things, total Current Assets, total Current Liabilities and Net Plant and Equipment ("Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with that utilized in preparing the Financial Statements (as defined in Section 3.6).

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              (b)    If Buyer does not dispute the amounts set forth in the
Closing Date Balance Sheet, the Closing Date Balance Sheet shall be conclusive. If Buyer disputes any amount set forth in the Closing Date Balance Sheet, Buyer shall so notify Seller in writing (specifying his objections and the reasons therefor in reasonable detail) within thirty (30) days following receipt thereof and the parties will use all reasonable efforts to resolve any such disputes. If any such dispute cannot promptly be resolved (but in any event within thirty (30) days after submission of the written objections of Buyer, the parties agree that they will submit the matter to the office of JAMS/ENdispute located in San Diego, California (or, if none, then the office of JAMS/Endispute located closest to San Diego, California) to be arbitrated by a single arbitrator to be mutually selected by the parties. The resolution of the dispute by JAMS/Endispute will be conclusive and binding upon the parties. The fees and expenses of JAMS/ENdispute will be paid one-half by Seller and one-half by Buyer. The Closing Date Balance Sheet and the information set forth thereon, as finally determined pursuant to this Section 1.3(b), is hereinafter referred to as the "Final Closing Balance Sheet."

              (c) In the event the Current Assets and Net Plant and Equipment less Current Liabilities set forth in the Final Closing Balance Sheet is less than the Current Assets and Net Plant and Equipment less Current Liabilities set forth in the December 31, 1997 Balance Sheet contained in
Schedule 3.6 (the "Assets Shortfall"), then the Seller and Parent, jointly and severally, shall be liable to pay over to Buyer an amount in cash equal to the Assets Shortfall.

              (d) Any payment required to be made under Section 1.3(c) shall be made within five (5) business days after the determination thereof ("Due Date"), without setoff for any other matter, by wire transfer to an account designated by Buyer and shall, in addition to such amount, include interest on the amount required to be paid calculated from the Closing Date through the Due Date at a rate of twelve percent (12%) per annum. Any payment to be made pursuant to Section 1.3(c) which is not made on the Due Date shall bear interest at the rate of fifteen percent (15%) per annum from the Due Date until the date paid; provided that no interest shall accrue on any payment due under
Section 1.3(c) for so long as a dispute exists under Section 1.3(b) unless the final determination of such dispute requires a payment by the Seller or Parent under Section 1.3(c) of more than $50,000.

       1.4 ASSUMED LIABILITIES. Upon the terms and subject to the conditions contained herein, Buyer shall assume all of the current obligations and liabilities of Seller set forth on attached EXHIBIT E (the "Assumed Liabilities"), which shall set forth the obligations and liabilities being assumed as of April 30, 1998. Buyer shall also assume the liabilities of Seller incurred in the ordinary course of Seller's business between April 30, 1998 and the Closing Date; provided, however, that no liabilities or obligations relating to obsolete inventory, or unrecorded or unwritten commitments to customers or distributors shall be assumed by Buyer. Buyer shall not assume and shall under no circumstances be responsible for, and Seller shall retain and be responsible for, any liabilities or obligations of Seller related to the Assets of Seller or Parent whatsoever, regardless of amount, character or description, or whether accrued, contingent, determined, undetermined, known or unknown or otherwise, including (without limitation) any obligation or liability whatsoever arising from the conduct of Seller's business or Parent's business at or prior to the Closing Date other than the Assumed Liabilities. Furthermore, and without limiting in any way the foregoing, Buyer shall not assume and shall under no circumstances be responsible for, and Seller shall retain and be responsible for, any liabilities or obligations of Seller related to the employees, consultants and contractors of Seller or Parent whatsoever, regardless of amount, character or description, or whether accrued, contingent, determined, undetermined, known or unknown or otherwise, including (without limitation) any obligation or liability whatsoever arising from any employment event or from any employment, consulting or contracting agreement related to the periods or entered into prior to the Closing. Without limiting the breadth of the foregoing provisions, Seller shall retain and be responsible for, any liabilities or obligations of Seller arising from any representation by Seller or Parent concerning payment of any salary continuation, any representation by Seller or Parent concerning extension of any termination date, any representation by Seller or Parent concerning payment of any termination allowance, any representation by Seller or Parent concerning payment of any retention allowance, any representation by Seller or Parent concerning payment of any accrued benefit and any representation by Seller or Parent concerning any continuation of any fringe benefit.

       1.5 GUARANTY OF PAYMENT OF ACCOUNTS RECEIVABLE AND INTERCOMPANY RECEIVABLES. As a material inducement to Buyer's execution of this Agreement, and payment of the consideration hereunder, each of Seller and Parent guarantee that the accounts receivable as set forth on the 1997 Balance Sheet in Schedule
3.6 and the Closing Date Balance Sheet (the "Accounts Receivable") will be fully and completely paid and discharged as of the date which is seventy-five
(75) calendar days after the Closing Date (the Receivable Date"). The unpaid balance of all Accounts Receivable as of Receivable Date shall be paid by Seller, in the form of a certified or cashier's check, on or before the date which is ten (10) business days after the Receivable Date. Payments received from customers by Buyer after the Closing Date shall be applied to such customer's Account Receivable on a first in, first out basis (that is, to the oldest unpaid invoice), unless customer indicates payment is to be applied otherwise. Following such payment by Seller, Buyer shall assign all unpaid Accounts Receivable to Seller. Any amounts received as payments on the Accounts Receivable by Buyer on or after the Receivable Date shall be held by Buyer as custodian for Seller and, further, shall be paid by Buyer to Seller within ten (10) business days of the end of each calendar month, commencing with the first calendar month ending after the Receivable Date. Buyer shall make a reasonable effort to collect the Accounts Receivable and shall cooperate, at Seller's request and expense, in collecting Receivables assigned to Seller.

       1.6 ALLOCATION OF PURCHASE PRICE. The Purchase Price to be paid by Buyer to Seller hereunder shall be allocated among the Assets in a manner to be mutually agreed upon by the parties. The parties hereto agree to report this transaction for federal and state tax purposes in accordance with such allocation of Purchase Price.

                                   ARTICLE 2

                                    CLOSING

       The closing (the "Closing") shall be consummated at the offices of ALARIS Medical Systems, Inc., 10022 Wateridge Circle, San Diego, CA 92121-2733, at 10:00 a.m. (Pacific Standard Time) on May 18, 1998. The date of such Closing is herein referred to as the "Closing Date." At the Closing, the parties to this Agreement will exchange funds, documents, agreements, certificates, opinions and other instruments and documents (including without limitation the Conveyance Documents) so as to cause the terms and conditions of this Agreement to be satisfied. All documents and instruments delivered at the Closing pursuant to this Article 2 shall be dated and effective for all purposes as of the Closing Date.

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES
                             OF SELLER AND PARENT

       Except as set forth in the disclosure schedule attached hereto as EXHIBIT F and referencing the specific section of this Article 3 (the "Disclosure Schedule"), the Seller and Parent, jointly and severally, hereby represent and warrant to Buyer as follows:

       3.1 CORPORATE ORGANIZATION AND CAPITALIZATION. Seller and Parent are corporations duly organized, validly existing and in good standing under the laws of the State of Ohio, and have full power and authority to carry on their respective businesses as now being conducted. The authorized capital stock of the Seller consists solely of 15,000,000 shares of Common Stock, $.001 par value per share, of which 3,284,102 shares of Common Stock are issued and outstanding. There are no outstanding options, warrants, rights, contracts, agreements, commitments, understandings or arrangements by which Seller is or may be bound or obligated to issue any additional shares of its respective capital stock or any security convertible thereto or exchangeable therefor or to repurchase any of the foregoing.

       3.2 AUTHORIZATION. The execution, delivery and performance by Seller and Parent of this Agreement, and all documents and instruments contemplated hereby, referenced herein or executed in connection herewith (collectively, the "Related Documents"), and the consummation by Seller and Parent of the transactions contemplated hereby and therein, have been duly authorized and approved by all necessary corporate proceedings of Seller and Parent. This Agreement and each of the Related Documents have been duly executed and delivered by Seller and Parent and each constitutes a legal, valid and binding agreement of Seller and Parent, enforceable against Seller and Parent in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.

       3.3 TITLE; CONDITION OF ASSETS. Except as set forth on the Disclosure Schedule, Seller has good, marketable and insurable title to all of the Assets, free and clear of all mortgages, liens (tax or otherwise), pledges, charges, leases, encumbrances, claims or restrictions of any kind or character.
 The Assets are in good operating condition with no known defects, excepting normal wear and tear, and conform with all applicable laws, regulations, ordinances and the like. The Assets constitute all of the material rights and properties, tangible or intangible, real or personal, which are used in the conduct of the business of Seller, as such business is presently being conducted. No other material properties or rights, whether or not owned by Seller, are required for the operation of such business as presently being operated. Seller is in possession and operating control of all of its assets, properties and rights related to the conduct of its business. The Assets are not subject to any liability or obligation of whatever nature, whether known or unknown, absolute, accrued, contingent or otherwise.

       3.4 NO VIOLATION. The execution, delivery and performance of this Agreement and the Related Documents by Seller and Parent will not (with notice and/or the lapse of time) result in a breach or violation of, or constitute a material default under, their respective Articles of Incorporation, Code of Regulations or any agreement to which Seller or Parent is a party or by which Seller or Parent is bound, and will not be in violation of any constitution, statute, judgment, order, rule, regulation or other restriction in effect at the Closing Date of any court or federal, state or other Governmental Authority having jurisdiction over Seller, Parent or the Assets. Neither Seller or Parent is a party to, subject to or bound by any agreement or judgment, order, writ, injunction or decree of any court or federal, state or other Governmental Authority that prevents or impairs the consummation of the transactions contemplated by this Agreement or the Related Documents or the rights of the Buyer hereunder and thereunder.

       3.5 GOVERNMENTAL AUTHORITIES. Except as set forth in the Disclosure Schedule, neither Seller nor Parent is required to submit any notice, report or other filing to any Governmental Authority nor is any consent, approval or authorization of any Governmental Authority required to be obtained in connection with the consummation of the transactions contemplated hereby or in the Related Documents.

       3.6    FINANCIAL STATEMENTS.   The Disclosure Schedule contains an
unaudited Balance Sheet of Seller ("Balance Sheet") as at December 31, 1997 and at April 30, 1998 (the "Balance Sheet Date"), and a Statement of Income and Expense of Seller for the four-month period then ended (the "Income Statement"), collectively referred to herein as the "Financial Statements."
The Balance Sheet fairly and accurately represents the financial position of Seller as of the Balance Sheet Date and the Income Statement accurately represents the results of the operations of Seller for such periods, each of which has been prepared in accordance with GAAP. Neither Seller, Seller's officers, employees or agents or Parent, Parent's officers, employees or agents have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby or the Related Documents.

       3.7 INVENTORY. All inventory of Seller reflected on the Balance Sheet is (except to the extent of reserves reflected thereon) of a quality and quantity usable and salable in the ordinary course of Seller's business as of the Balance Sheet Date, and all such inventory is reflected on the Balance Sheet with adequate provisions or adjustments for damaged, defective or excess inventory, slow-moving inventory and inventory obsolescence and shrinkage at the lower of cost or realizable market value using the first-in, first-out
(FIFO) method of valuation in accordance with GAAP consistently applied.

       3.8 LITIGATION. Except as set forth in the Disclosure Schedule, there are no claims, actions, litigation, suits, proceedings or investigations pending or threatened against or affecting any of the Assets or the consummation of the transactions contemplated hereby or the Related Documents, at law or in equity or before or by any governmental or regulatory authority, agency or instrumentality or before any arbitrator of any kind, and there is no valid basis for any such claim, action, litigation, suit, proceeding or investigation. The Disclosure Schedule contains a list and brief description of all claims, actions, litigation, suits, hearings, proceedings or investigations relating to the Assets which resulted in a judgment, settlement, compromise, release, payment or award of any nature and which arose within three years prior to the Closing Date. No governmental or regulatory authority, agency or instrumentality has at any time challenged or questioned the legal right of Seller to sell any of its products or to provide any of its services in the present manner or as contemplated in the conduct of the Seller's business.

       3.9 CONTRACTS. Seller is not (and, to the best knowledge of Seller and Parent no other party is) in breach or default under (with notice and/or the lapse of time), and there is no valid basis for a claim of breach or default under, any material agreement, instrument, commitment, contract or other obligation of any type to which Seller is a party or is bound, or to which the Assets are subject, and no event has occurred which constitutes or, with the lapse of time and/or the giving of notice, will constitute such a breach or default. The Assets are not subject to any agreement, contract, commitment or instrument maintained by Seller or Parent, or other obligation, whether written or oral and of whatever nature. A true copy of each agreement, contract, commitment or instrument of the type set forth above has been provided to Buyer's counsel prior to Closing and an accurate listing of same has been set forth in the Disclosure Schedule ("Scheduled Contracts"). All Scheduled Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms; all parties to such Scheduled Contracts have complied with the provisions thereof; no such party is in default under any of the terms thereof and no event has occurred that (with the passage of time and/or the giving of notice) would constitute a default by any party under any provision thereof. Seller will continue to be entitled to the full benefits thereof after the Closing without the consent of or notice to any third party and the transactions contemplated hereby and in the Related Documents will not create any termination rights in favor of any third party or otherwise change the material rights and obligations of the parties thereunder.

       3.10 COMPLIANCE WITH LAW. Seller is, in the conduct of the Seller's business and ownership and use of the Assets, in compliance with all applicable foreign, federal, state or local laws, statutes, rules, regulations, ordinances, codes, orders, licenses, franchises, permits, authorizations and concessions (collectively, "Regulations"), as such apply to the Assets, including without limitation, any applicable intellectual property law or other Regulations in respect of any of Seller's operations related to its business, except where its non-compliance could not reasonably be expected to have a material adverse effect on the Assets or the transactions contemplated by this Agreement.

       3.11 LICENSES, PERMITS AND AUTHORIZATIONS. The Disclosure Schedule contains a list of all approvals, authorizations, consents, licenses, franchises, orders and other permits of, and filings with, any governmental authority, whether foreign, federal, state or local ("Permits"), which are required for or benefit the Assets or the conduct of Seller's business. All Permits are in full force and effect.

       3.12   ENVIRONMENTAL MATTERS.

              (a) The operations of Seller are currently and have at all times been in compliance in all material respects with all applicable Environmental Laws.

              (b) There are not currently nor have there even been any underground storage tanks on any real property owned, operated or leased by Seller. No Hazardous Material has been stored, generated, treated, discharged or released in or upon any real property owned, operated or leased by Seller during the period of such ownership or before the period of Seller's or a predecessor of Seller's ownership, lease or operation in violation of, or in a quantity reportable under, any Environmental Law or that is reasonably likely to result in any material Environmental Costs and Liabilities.

              (c) Seller is not subject to any Environmental Costs and Liabilities, and, to Seller's and Parent's knowledge, no facts or circumstances exist which could give rise to any Environmental Costs and Liabilities.

              (d) The Disclosure Schedule lists all Environmental Permits maintained by Seller. Such Environmental Permits are all Environmental Permits necessary for Seller's operations and (i) Seller is in compliance in all respects with such Environmental Permits, (ii) there are no Legal Proceedings pending nor, to Seller's and Parent's knowledge, threatened to revoke such Environmental Permits, (iii) Seller and Parent have not received any notice from any Governmental Authority to the effect that there is lacking any Environmental Permit required for the current use or operation of any property owned, operated or leased by Seller or any of its Affiliates and (iv) the consummation of the transactions contemplated hereby will not constitute a transfer or assignment of any such Environmental Permits nor will such consummation require any filing or registration with or notice to any governmental authority and all such Environmental Permits shall remain in full force after the Closing Date.

              (e) Neither Seller nor any of its Affiliates nor, to Seller's and Parent's knowledge, any predecessor of Seller or such Affiliates, are subject to any outstanding written Order of any Governmental Authority or other Person, or, to the knowledge of Seller or Parent, any federal, state, local or foreign investigation respecting (i) actual or alleged violations of Environmental Laws, (ii) any Remedial Action or (iii) any Environmental costs and liabilities. Neither Seller nor any of its Affiliates, nor to Seller's and Parent's knowledge, any predecessor of Seller or its Affiliates have received any written notice from any Governmental Authority respecting any violation of Environmental Laws.

              (f) There are no Legal Proceedings pending or, to the Seller's and Parent's knowledge, threatened against Seller or any of its Affiliates, alleging the violation of any Environmental Law or Environmental Permit.

              (g) Neither Seller nor any of its Affiliates nor, to the Seller's and Parent's knowledge, any predecessor of Seller or any of its Affiliates, has filed any notice under federal, state or local law indicating past or present treatment, storage or disposal of or reporting a Release of any Hazardous Material.

              (h) None of the operations of Seller nor any of its Affiliates or, to Seller's and Parent's knowledge, of any predecessor of Seller; or any of its Affiliates involves or previously involved the generation, transportation, treatment, storage or disposal of Hazardous Waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

              (i) Seller and Parent have not received notice of liability or potential liability at, nor are there any pending or threatened legal proceedings with respect to, any facility at which Seller or its Affiliates, or to Seller's and Parent's knowledge, any predecessor of Seller or such Affiliates, has transported, disposed of, or arranged for the transportation at or disposal of any Hazardous Material. There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Seller or any of its Affiliates, nor to Seller's and Parent's knowledge, any predecessor of Seller or its Affiliates or any property or facility now or previously owned or leased by any Principal Shareholder, Seller or any of their respective Affiliates, other than those listed on the Disclosure Schedule, copies of which have been delivered to Buyer.

              (j) There is no asbestos, asbestos-containing building materials, polychlorinated biphenyls, or urea formaldehyde presently in use or otherwise located at any real property currently owned, operated or leased by Seller.

       3.13   TAX MATTERS.  Except as set forth on the Disclosure Schedule:

              (a) All Tax Returns that were or will be required to be filed by, or with respect to, Seller on or before the Closing Date have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of the appropriate Taxing Authority in all jurisdictions in which such Tax Returns were or will be required to be filed. All such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete.

              (b) All Taxes due and payable on or before the Closing Date that are either (i) required to be shown on any Tax Return filed by, or with respect to, Seller or (ii) which were not required to be shown on any Tax Return but which were or will be required to be paid by or with respect to Seller, have been or will be timely paid on or before the Closing Date. All Taxes that Seller was or will be required by law to withhold or collect have been (in the case of those that were already required to be withheld or collected) or will be duly withheld or collected and, to the extent required, have been (in the case of those that were already required to be paid) or will be paid to the appropriate Taxing Authority. There are no Tax Liens, and will be no Tax Liens on the Closing Date, with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of Seller. Any liability of Seller for Taxes not yet due and payable has adequately been provided for by Seller on its Financial Statements (whether or not required to be disclosed under GAAP).

              (c) There is no action, dispute, suit, proceeding, investigation, assessment, audit or claim now pending against, or with respect to, Seller in respect of any Tax nor is any action, dispute, suit, procedure, investigation, assessment, audit or claim for additional Tax expected by Seller to be asserted by any Taxing Authority. No Taxing Authority has proposed any adjustment with respect to any action, dispute, suit, proceeding, investigation, assessment, audit or claim against or with respect to Seller. All deficiencies proposed (plus any interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) with respect to Seller have been paid. There are no outstanding waiver or extensions of any statute of limitations relating to either the filing of any Tax Return or the payment of any Tax for which Seller may be labile and no Taxing Authority has either formally or informally requested such a waiver or extension.

              (d) No claim has ever been made by any Taxing Authority in any jurisdiction in which no Tax Return is filed by, or with respect to, Seller that Seller may be subject to taxation by that jurisdiction.

              (e) Seller has never been included in a consolidated, combined or unitary Tax Return nor has Seller ever been a party to any tax sharing or similar agreement or arrangement.

              (f) Seller does not have any liability (whether contingent or otherwise) for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any successor provision thereto or any similar provision under state, local or foreign law); (ii) as a successor or transferee or (iii) by contract (whether written or unwritten).

              (g) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired (or to be acquired) by Seller.

              (h) No property owned by Seller is property that Buyer or Seller will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

              (i) Seller is neither subject to an adjustment under Section 481 of the Code nor has been required by, nor has requested or received the permission of, any Taxing Authority to change its methods of accounting.

              (j)    Seller is not a foreign person within the meaning of
Section 1445 of the Code and Seller is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

              (k) Seller does not have in effect any tax elections for Federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033 or 4977 of the Code.


              (l) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or Seller by reason of Sections 162(m) or 280G of the Code or as excessive or unreasonable compensation.

              (m) Seller is not a party (other than as an investor) to any industrial development bond.

              (n) Since May 25, 1995, Seller has never engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

       3.14 INTANGIBLE PROPERTY RIGHTS. The Disclosure Schedule lists all patents, patent applications, inventions, licenses, trade names, trademarks, service marks, brandmarks, copyrights or registrations or applications therefor, franchises and other assets of like kind (such assets and rights herein called "Rights"), used in Seller's business, which are registered in the name of Seller or which affect the Assets in any manner whatsoever (including any such rights held by Parent), the ownership of all the foregoing being separately stated. The expiration dates, if any, of each of the Rights are set forth in the Disclosure Schedule by product. Seller or Parent owns and possesses all Rights used in the conduct of Seller's business; such Rights are adequate for the conduct of Seller's business and the ownership and development of the Assets, and will not be adversely affected by the transactions contemplated hereby and in the Related Documents; and are not being infringed or violated by any other person or entity. All Rights are, and upon the consummation of the transactions contemplated by this Agreement and the Related Documents will be, vested in Buyer free of any equities, claims, liens, encumbrances or restrictions of whatever nature and Seller has not granted any license or right thereto to others. No products sold or services provided by Seller infringe the rights of others. All licenses granted to Seller by others with respect to the business of Seller are set forth in the Disclosure Schedule, and all such licenses are freely assignable. No director, officer, employee, agent or affiliate of Seller or Parent owns, directly or indirectly, in whole or in part, any Rights which the business of Seller has used, or the use of which is necessary for or in furtherance of the business of Seller as now conducted or which affect the Assets in any manner whatsoever. All technology, data, processes, formulas, trade secrets and the like used in the operation of Seller's business (herein called "Know-How") are owned exclusively by Seller, free of any equities, claims, liens, encumbrances or restrictions of whatever nature and Seller has not granted any license or right thereto to others. Upon consummation of the transactions contemplated by this Agreement and the Related Documents, Buyer shall have all rights and interest in and to such Know-How and Seller shall maintain such in strict confidence, which obligation of confidentiality shall survive the Closing hereunder.

       3.15 INSURANCE. The Disclosure Schedule contains a list and brief description of each insurance policy to which Seller or Parent has been a party, a named insured or otherwise the beneficiary of coverage at any time in the past three years in connection with the Assets or Seller's business and of individual claims in excess of $50,000, and similar claims in excess, in the aggregate, of $200,000 during any 12-month period, made by Seller or Parent within three years prior to the date hereof, under any insurance policies.
Such insurance is adequate in kind and amount to cover known insurable risks of Seller and is, and will continue to be, in full force and effect for the benefit of the Buyer and the Assets.

       3.16 EMPLOYEE RELATIONS. Seller is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and there are no arrears in the payment of wages or social security taxes. Seller has no continuing obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Seller. Seller has no accrued or unfunded liabilities with respect to employees who have been terminated or given notice of termination prior to the Closing Date. Seller has provided to Buyer a true, correct and complete list of the payroll of Seller as at the Closing

Date, including the job descriptions and salary or wage rates of, and bonuses payable to, each of its employees. The Disclosure Schedule sets forth a list of all employment or compensation agreements with each officer and employee of Seller (including all severance, "stay-put" and similar agreements and all agreements which result in the creation or occurrence of any right, duty or obligation based upon, or as a result of, any change of control of Seller or its assets. To Seller's knowledge, no executive, key employee or group of employees has any plans to terminate employment with Seller.

       3.17 LABOR MATTERS. Seller has not experienced any labor disputes or any work stoppages due to labor disagreements and there is no such dispute or work stoppage threatened against Seller. No employee of Seller is represented by any union or collective bargaining agent and to the knowledge of Parent and Seller, there has been no union organizational effort in respect of any employees of Seller since December 31, 1996. There are no pending or, to the knowledge of Parent and Seller, threatened Legal Proceedings by any Person or Governmental Authority against Seller with respect to any violation or alleged violation of any applicable federal, state or local laws, rules or regulations
(a) prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, disability, national origin or age or
(b) relating to employment or labor, including, without limitation, those related to immigration, wages, hours or plant closing.

       3.18   BENEFIT PLANS.

              (a) The Disclosure Schedule sets forth a complete and correct list of all "employee benefit plans," as defined in Section 3(3) of ERISA, and all plans, programs, policies, arrangements or agreement with respect to employment, termination, severance pay, vacation pay, company awards, salary continuation, disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity-based compensation, hospitalization, medical insurance, life insurance, educational assistance, arrangements or other employee benefit arrangements (whether written or oral) covering employees or former employees of Seller, or with respect to which Seller has any obligation or liability ("Benefit Plans").

              (b) True, correct and complete copies of the following documents, with respect to each of the Benefit Plans, have been delivered to
Buyer: (i) any plans and related trust documents, including all amendments thereto, (ii) the three most recent annual reports (Forms 5500) and schedules thereto, (iii) the most recent financial statements and actuarial valuations if any, (iv) the most recent IRS determination letter, (v) the most recent summary plan descriptions, and (vi) the premium expenses and claims experience for each Benefit Plan which is a welfare benefit plan for the period from January 1, 1996 to the last day of the month preceding the date hereof.

              (c)    Each of the Benefit Plans intended to quality under
Section 401 of the Code has been so qualified since its inception and has received a favorable determination letter from the IRS as to such qualified status, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

              (d) Each of the Benefit Plans has been administered in accordance with its terms and has been maintained in compliance, in form and operation, with all applicable laws, including, without limitation, ERISA and the Code. Neither the Seller nor any "party in interest" or "disqualified person" with respect to the Benefit Plans has engage in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA.

              (e) All contributions and premiums required to be made by law or by the terms of any Benefit Plan or any agreement related thereto have been timely made, and no accumulated funding deficiency (as defined in Section 412 of the Code) exists with respect to any of the Benefit Plans subject to Section 412 of the Code. With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions are due and have not been made or for which contributions are due and have not been made or for which contributions have not been properly accrued as required by GAAP and there are no unfunded benefit obligations which have not been (i) accounted for by reserves (if required by GAAP) or (ii) if required (and to the extent required, if any), properly disclosed in accordance with GAAP, in the Balance Sheet.

              (f) Seller does not currently maintain, sponsor or contribute to (nor is it required to contribute to) any "defined benefit plan" as defined in Section 3(35) of ERISA, any "multiemployer plan" as defined in Section 3(37) of ERISA or any "multiple employer plan" within the meaning of Sections 4063 or 4064 of ERISA. With respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA), or any similar plan maintained outside of the United States, whether or not terminated currently or formerly maintained or contributed by Seller or any entity which was at any time treated as a single employer, determined under Section 414(b), (c), (m) or (o) of the Code, with Seller, no liability currently exists and no event has occurred and no condition exists, which could subject Seller, Parent or Buyer directly or indirectly (through an indemnification agreement or otherwise) to any liability, including without limitation, any liability under Title IV of ERISA, including without limitation Sections 4064, 4069 or 4204 of ERISA, or Section 412, 4971, 4975 or 4980B of the Code. Seller has not engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

              (g) There have been no Legal Proceedings instituted or claims asserted against any of the Benefit Plans, the assets of any such plans or Seller, or the plan administrator or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), and there are no facts or circumstances which are reasonably likely to form the basis for any such Legal Proceeding or claims.

              (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to or increase any compensation of any current or former director, officer or employee of Seller, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

              (i) Seller does not provide, and is not obligated to provide, medical, hospital, dental, life or other similar benefits to any current or former employee after his or her termination of employment with Seller, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

              (j) Except as set forth on the Disclosure Schedule, there is no contract, agreement, plan or arrangement, covering any employee of Seller that, individually or collectively, could give rise to the payment of any amount that would not be deductible by virtue of Section 280G of the Code.

       3.19 BANKS. The Disclosure Schedule sets forth: (i) the name of every bank in which Seller has an account or safe deposit box; (ii) the identifying numbers of all such accounts and safe deposit boxes and (iii) the names of all persons having power to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of Seller in any dealings with such banks.

       3.20 CAPITAL EXPENDITURES. The Disclosure Schedule sets forth a list of each of Seller's approved capital expenditure projects (including without limitation, each construction project) involving in excess of $50,000 including: (i) projects which have been commenced but are not yet completed;
(ii) projects which have not been commenced and (iii) projects which have been completed in respect of which payment has been made, within the past twelve
(12) months.

       3.21 PRODUCTS LIABILITY AND PERSONAL INJURY CLAIMS. The Disclosure Schedule sets forth a list of all claims for products liability or personal injury due to, resulting from or associated with, any product manufactured or supplied by Seller now pending against Seller or which have been pending against Seller at any time during the past three years.

       3.22 POWERS OF ATTORNEY. The Disclosure Schedule sets forth a list of the names of all persons holding powers of attorney from Seller or authorized to act as agents for Seller.

       3.23 PRODUCT WARRANTIES. The Disclosure Schedule sets forth the forms of Seller's product warranties that are currently applicable to products sold by Seller or in respect of which Seller is obligated.

       3.24 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Disclosure Schedule, since the Balance Sheet Date, Seller has operated its business in the ordinary and usual course and in a manner consistent with past practice, and without limiting the generality of the foregoing, there has not been:

              (a) any change or any event, occurrence, development or fact that alone or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Seller;

              (b) any amendment to Seller's articles of incorporation or bylaws;

              (c) any employment contract or collective bargaining agreement, written or oral, entered into or materially modified by Seller, any increase in or agreement to increase the base compensation payable to (except such increases which are in the ordinary course of Seller's business, consistent with past practice, or as otherwise disclosed herein) or any other material change in employment or compensation or benefits with respect to any director, officer or employee, or adoption, repeal, amendment or modification of any bonus, profit-sharing, retirement deferred compensation, incentive, severance or other Benefit Plan, contract or commitment by Seller;

              (d) any incurrence or assumption by Seller of any material Indebtedness;

              (e) the imposition of any material Encumbrance upon any of the assets, tangible or intangible, of Seller;

              (f) any material damage, destruction or loss with respect to the properties or assets of Seller, whether or not covered by insurance;

              (g) any payment, loan or advance of any amount to, or sale, transfer or lease of any of Seller's assets to, or any agreement or arrangement with, any shareholder of Seller or any of their respective Affiliates;

              (h) any change in the Tax or accounting principles, methods, practices or procedures followed by Seller or any change in the depreciation or amortization policies or rates theretofore adopted by Seller, except as required by GAAP and disclosed to Buyer;

              (i) any change or revocation by Seller of any Tax election or any agreement or settlement with any Taxing Authority;

              (j) any acquisition by Seller by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;

              (k) any sale, lease or other transfer or disposition by Seller of a material amount of its assets, tangible or intangible, other than for fair consideration in the ordinary course of business in a manner consistent with past practice;

              (l) any contract (or series of related contracts) entered into by Seller either involving more than $25,000 individually (or $50,000 in the aggregate) or outside the ordinary course of business;

              (m) any acceleration, termination, material modification or cancellation of any contract involving more than $25,000 individually (or $50,000 in the aggregate) to which Seller is a party or by which it or its properties is bound;

              (n) any capital expenditure (or series of related capital expenditures) by Seller either involving more than $25,000 individually (or $50,000 in the aggregate) or outside the ordinary course of business;

              (o) any capital investment in, any loan to or any acquisition of the securities or assets of, any other person;

              (p) any material delay or postponement of payment of accounts payable or other liabilities of Seller outside the ordinary course of business consistent with past practice;

              (q) any cancellation, compromise, waiver or release of any material right or claim of Seller outside the ordinary course of business;

              (r) any license or sublicense of any rights of Seller under or with respect to its intellectual property Rights; or

              (s) any agreement, undertaking or legal obligation, whether in writing or otherwise, by Seller to do any of the foregoing.

       3.25   TITLE TO PROPERTY; LEASES; ENCUMBRANCES.

              (a) Except as set forth on the Disclosure Schedule, Seller has good and valid title to all assets (other than real property or interests in real property) reflected on the Balance Sheet or thereafter acquired, except for those since sold or otherwise transferred or disposed of in the ordinary course of business consistent with past practice, in each cash free and clear of Encumbrances except Permitted Liens.

              (b) Seller does not own and has never owned any fee interest in any real property. The Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by Seller ("Leased Real Property"). Seller has a good and valid and binding leasehold interest in the Leased Real Property, free and clear of all Encumbrances except Permitted Liens. Seller has no obligations to perform any capital improvements and all capital improvements required to be made by Seller under the leases are fully paid for.

              (c) The plants, buildings, structures and equipment of Seller are substantially free of defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are substantially suitable for their present uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof), are structurally sound.

       3.26 PRODUCTS. Set forth on the Disclosure Schedule is a list of all of Seller's products. Each of the products sold by Seller: (a) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable federal, state,local and foreign laws and regulations and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in all regulatory filings pertaining thereto and made on the container or label for such product or in connection with its sale. There is no design or manufacturing defect with respect to any of such products. Seller has not received written notice of any product warranty claims other than such claims as do not exceed, in the aggregate, the applicable reserve therefor reflected on the Balance Sheet. Warranty reserves are established and reflected on the Financial Statements to insure that the estimated costs of providing warranty services or upgrades, improvements and extended service pursuant to contractual obligations are recognized in the period in which the sale of products is recorded prior to and as of the Closing Date.

       3.27 FDC/FDA COMPLIANCE. Seller warrants that it is in compliance with the provisions of the Federal Food, Drug and Cosmetic Act ("FDC Act") relating to medical devices. Specifically, Seller warrants and represents that each device that it manufactures or distributes is the subject of a 510(k) premarket notification which resulted in a finding of substantial equivalence by the FDA. Seller warrants that none of the devices found substantially equivalent by FDA have been modified in such a manner as to require the submission of a new 510(k) premarket notification, and that none of the devices have been labeled or promoted in such a manner as to require the submission of a new 510(k) notification. Seller warrants that all the devices that it distributes are listed with the FDA, and that Seller has registered with FDA. Seller warrants that all devices are manufactured in accordance with the current Good Manufacturing Practices regulations. 21 C.F.R. Part 820. Seller warrants that it has submitted all reports necessary to be submitted in accordance with the Medical Device Reporting regulations. 21 C.F.R. Part 803. Seller warrants that it has labeled and promoted its devices in accordance with the provisions of the FDC Act and FDA's implementing regulations. Seller further represents and warrants that its devices are not misbranded, adulterated, or otherwise in violation of the FDC Act or FDA's regulations.

       3.28 GUARANTIES. Seller is not a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person.

       3.29 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Seller are reflected properly on their books and records, are valid receivables subject (to Seller's knowledge after due inquiry) to no setoff or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

       3.30 PAYMENTS. Neither Seller, nor any of its officers, directors, employees or, to the best knowledge of Seller, agents, has, directly or indirectly, within three years prior to the date hereof, given or made or agreed to give or make any material political contribution or any material questionable, improper or illegal commission, payment, gratuity, gift, or similar benefit to any customer, supplier, governmental employee or other person (foreign or domestic) who is or may be in a position to help or hinder Seller's business (or assist Seller in connection with any actual or proposed transaction). Seller, has not participated, during such period, directly or indirectly, in any boycotts or similar practices in connection with the Assets.

       3.31 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule hereto contains a list of Seller's ten largest customers and suppliers (measured by dollar volume in each case) during the calendar year 1997 and during the first three months of 1998, showing with respect to each, the name and address, dollar volume and nature of the relationship (including the principal categories of products bought or sold). Seller is not required to provide any bonding or other financial security arrangements in connection with any of the transactions with any of its customers or suppliers in the ordinary course of Seller's business. Seller has not received any direct communication (whether oral or written) of any intention of any customer identified on the Disclosure Schedule to discontinue its relationship as a customer of, or materially reduce its purchases from Seller (or, post-Closing, from Buyer).

       3.32 NO MISSTATEMENTS. Neither this Agreement or the Related Documents, nor any other document, certificate or written statement prepared or furnished by Seller, Parent or their respective representatives and furnished to Buyer or Buyer's representatives in connection herewith or therewith, contain any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading as of the date hereof or thereof. There is no fact known to Seller or Parent that adversely affects the value of the Assets or the Seller's business, prospects, financial condition or operations which has not been set forth in this Agreement or the Disclosure Schedule.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to the Seller as follows:

       4.1 ORGANIZATION; AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

       4.2 AUTHORITY RELATIVE TO AGREEMENT. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation of the transactions contemplated hereby and therein, have been duly and validly authorized by all necessary corporate action of Buyer. This Agreement and the Related Agreements have been duly executed and delivered and constitute the legal, valid and binding obligations of Buyer, each enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor's rights.

       4.3 NO CONFLICT WITH OTHER INSTRUMENTS OR AGREEMENTS. The execution, delivery and performance of this Agreement or the Related Agreements by Buyer will not result in a material breach or violation of, or constitute a material default under, Buyer's Articles of Incorporation, Bylaws or any agreement to which Buyer is a party or by which Buyer is bound or to which any of Buyer's property is subject and, to the best of Buyer's knowledge, will not be in violation of any statute, judgment, order, rule or regulation in effect at the date hereof of any court or federal, state or other regulatory authority or governmental body having jurisdiction over Buyer.

                                   ARTICLE 5

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

       Each and every obligation of Buyer under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, except to the extent that Buyer shall have waived such satisfaction in writing:

       5.1 PERFORMANCE. Each of Seller and Parent shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller and/or Parent on or before the Closing Date. Buyer shall have received a certificate of each of the President or Chief Financial Officer of the Seller and Parent dated as of the Closing Date and certifying to the fulfillment of the foregoing conditions and the absence of any material adverse change, in a form reasonably acceptable to Buyer and its counsel.

       5.2    NON-COMPETITION AGREEMENTS.   Parent and Buyer shall have each
entered into a Non-Competition Agreement ("Non-Competition Agreement") in substantially the same form as attached EXHIBIT G.

       5.3 CERTAIN AGREEMENTS. Seller and Buyer shall have entered into the Bill of Sale, Patent Assignment Agreement, 510(k) Assignment Agreement and the Assignment of Lease Agreement attached hereto as EXHIBITS A, B, C and H.

       5.4 OPINION OF SELLER'S COUNSEL. Buyer shall receive an opinion of the Seller's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel.

       5.5 RELEASE OF CLAIMS. Seller shall deliver a release ("Release") to Buyer of all claims or rights of Seller with respect to the Assets or against Buyer in connection with the transactions contemplated by this Agreement and the Related Documents, in substantially the same form as attached EXHIBIT I.

       5.6 APPROVAL. This Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been approved by Seller's Board of Directors and by Buyer's Board of Directors.

       5.7 GOVERNMENTAL APPROVALS. As of the Closing, all authorizations, approvals or permits of or filings with any governmental authority that were required by law prior to and in connection with the transfer of the Assets or the transactions contemplated by this Agreement or the Related Documents shall have been duly obtained or made and shall be effective as of the Closing.

       5.8 BULK SALES COMPLIANCE. Seller shall have complied with any applicable bulk sales laws and regulations, or provided its indemnity for any Claims and Losses (as defined in Section 7.1) resulting from failure to so comply in lieu thereof

       5.9 DUE DILIGENCE. Buyer shall have completed financial, business and legal due diligence reviews satisfactory to Buyer and its agents and representatives, including: (i) review of financial statements and accounting and legal records; (ii) completion of an operational review and evaluation, including review for compliance with Regulatory Requirements; and (iii) completion of satisfactory physical inspections with respect to certain equipment and other tangible assets.

       5.10 THIRD PARTY ARRANGEMENTS AND APPROVALS. Seller shall have confirmed to Buyer's satisfaction the continuation of all Seller's key employees and the receipt of any required third party approvals to the transactions contemplated herein such that all material contract rights of Seller remain in full force and effect after the Closing.

       5.11 HIRING OF CERTAIN EMPLOYEES. As of the Closing, Buyer shall have had the opportunity to hire the employees and retain the contractors and consultants of Seller designated on attached EXHIBIT D, and Seller shall not have prevented or impeded such hiring or retention. Any such employees, contractors or consultants actually hired or retained by Buyer shall have executed the Proprietary Information and Inventions Agreement in the form provided by Buyer and its counsel.

                                   ARTICLE 6

                          CONDITIONS PRECEDENT TO THE
                        OBLIGATIONS OF SELLER AND PARENT

       Each and every obligation of Seller and/or Parent under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, except to the extent that the Seller and/or Parent, as appropriate, shall have waived in writing such satisfaction.

       6.1 PERFORMANCE. Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Buyer on or before the Closing Date. Seller shall have received a certificate of the President or Chief Financial Officer of the Buyer dated as of the Closing Date and certifying to the fulfillment of the foregoing, in a form reasonably acceptable to Seller, Parent and their counsel.

       6.2 APPROVAL. This Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been approved by Seller's Board of Directors and by Buyer's Board of Directors.

       6.3 GOVERNMENTAL APPROVALS. As of the Closing, all authorizations, approvals or permits of or filings with any governmental authority that were required by law prior to and in connection with the transfer of the Assets or the transactions contemplated by this Agreement or the Related Documents shall have been duly obtained or made and shall be effective as of the Closing.

       6.4 RESALE CERTIFICATE. Buyer shall have delivered to Seller a valid California Resale Certificate with respect to that portion of the Assets consisting of inventory.

                                   ARTICLE 7

                                INDEMNIFICATION

       7.1    GRANT OF INDEMNITY.

              (a) INDEMNIFICATION BY SELLER. As an inducement to Buyer to enter into this Agreement and the Related Documents, and acknowledging that Buyer is relying on the indemnification provided in this Section 7 in entering into this Agreement and the Related Documents, Seller and Parent, jointly and severally, agree, to indemnify, defend and hold harmless Buyer and its affiliates, parent corporation and subsidiaries, and their respective employees, officers, directors, representatives, agents, counsel, successors and assigns (collectively, "Buyer Affiliates"), from and against any claims, losses, liability, obligations, lawsuits, judgments, settlements, governmental investigations, deficiencies, damages, costs or expenses of whatever nature, whether known or unknown, accrued, absolute, contingent or otherwise including, without limitation, interest, penalties, attorneys' fees, costs of investigation and all amounts paid in defense or settlement of the foregoing, reduced by and to the extent of any insurance proceeds received with respect to any of the foregoing (collectively "Claims and Losses"), suffered or incurred by Buyer or Buyer Affiliates as a result of or in connection with the following: (i) any and all debts, liabilities and obligations of Seller or related to the Assets (other than the Assumed Liabilities), whether known or unknown, accrued, absolute, contingent or otherwise, arising out of or relating to the business and operations of Seller or related to the Assets prior to or on the Closing Date or which arise after the Closing Date but which are based upon or arise out of any act, transaction, circumstance, state of facts or other condition which occurred or existed on or before the Closing Date, whether or not then known, accrued, due or payable; (ii) a breach of any obligation, representation, warranty, covenant or agreement of Seller or Parent in this Agreement or any Related Document, or because any representation or warranty by Seller and Parent contained in this Agreement or any Related Document, in any document furnished or required to be furnished pursuant to this Agreement by Seller or Parent to Buyer or any of its representatives, or any documents furnished to Buyer in connection with the Closing hereunder, shall be false; (iii) any litigation arising out of or based upon events or operative facts occurring prior to or on the Closing Date, in connection with the Seller or the Assets, whether or not disclosed on the Disclosure Schedule, including claims, without limitation, made by employees or former employees of Seller or Parent; (iv) any and all claims, including legal, administrative or creditor claims or actions, in connection with the Seller or the Assets or the transfer of Assets hereunder, if any fact material to any such claim or cause of action pleaded or stated there occurred prior to or on the Closing Date; and
(v) costs and expenses (including reasonable attorneys' fees) incurred by Buyer in connection with any demand, action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing (collectively, "Buyer's Damages").

              (b) INDEMNIFICATION BY BUYER. As an inducement to Seller to enter into this Agreement and the Related Documents, and acknowledging that Seller and Parent are relying on the indemnification provided in this Section 7 in entering into this Agreement and the Related Documents, Buyer agrees to indemnify, defend and hold harmless Seller, Parent and their respective affiliates, agents, successors and assigns (collectively, "Seller/Parent Affiliates"), from and against any Claims and Losses suffered or incurred by Seller or Parent as a result of or in connection with the following: (i) a breach of any obligation, representation, warranty, covenant or agreement of Buyer in this Agreement or any Related Document, or because any representation or warranty by Buyer contained in this Agreement or any Related Document, in any document furnished or required to be furnished pursuant to this Agreement by Buyer to Seller and/or Parent, or any of their representatives, or any documents furnished to Seller and/or Parent in connection with the Closing hereunder, shall be false; (ii) any and all liabilities of Seller or Parent of any nature arising solely out of the Assets after the Closing Date except for matters which are the subject of indemnification pursuant to Section 7.1(a); and (iii) costs and expenses (including reasonable attorneys' fees) incurred by Seller or Parent in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing (collectively, "Seller/Parent Damages").

              (c) DEFENSE AND SETTLEMENT. Buyer shall have the right to defend a claim of infringement or misappropriation asserted by a third party with litigation counsel of its choice and shall instruct said counsel to diligently and energetically defend. Buyer shall keep Seller apprised of the developments in the action. Seller shall cooperate in the defense of each and every claim. Without limitation, the cooperation shall include making available documents and or witnesses as may be within the control of Seller, cooperating in assisting Buyer to determine all particulars of operation of the accused product or method, and in identifying and proving counterclaims against the third party. Buyer shall retain control of the litigation and shall therefore, have the right to make the final decision with respect to defenses, counterclaims and strategy. Seller shall strictly observe all conduct and communication rules that litigation counsel shall impose with respect to the claim or litigation, including, but not limited to, issuance of press releases, public statements and even to statements to individuals within the employ of Seller who either do not have a strict need to know, or, to whom communication would be restricted by reason of any protective order in effect. Buyer shall be entitled to settle any third party claim in any manner which, in Buyer's sole judgment, is appropriate, and Seller shall cooperate and comply with such acts as shall be required to accomplish settlement.

       7.2  REPRESENTATION, COOPERATION AND SETTLEMENT.

              (a) Each party agrees to give prompt notice to the other, of any claim against the other, which might give rise to a claim based on the indemnity contained in Sections 7.1 and 7.2, stating the nature and basis of the claim and the amount thereof.

              (b) In the event any claims, action, suit or proceeding is brought against a party (the "Indemnified Party") with respect to which the other party (the "Indemnifying Party") may have liability under the indemnity contained in Sections 7.1 and 7.2 hereof, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, provided that Buyer shall not be required to permit Seller or Parent to assume the defense of any third party claim which if not first paid, discharged, or otherwise complied with would result in a material interruption or cessation of the conduct of Buyer's business or any material part thereof or materially impair the value of the Assets. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given by the Indemnified Party, shall be deemed a waiver of any such election. If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps reasonably necessary in the defense or settlement of such claim or litigation resulting therefrom, including the retention of competent counsel satisfactory to the Indemnified Party, and holding the Indemnified Party harmless from and against any and all damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Indemnifying Party shall not, in the defense of such claim or litigation, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party nor enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

              (c) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. The Indemnifying Party shall, in accordance with the provisions hereof, promptly reimburse the Indemnified Party for the amount of any settlement reasonably entered into by the Indemnified Party and for all damage incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

       7.3 INTEREST. In the case of payments to third parties (including federal, state, local or other tax authorities) which are indemnifiable hereunder, the amount of the indemnifying party's liability under this Article 7 with respect thereto shall include interest on the amount of such payment from the effective date of the indemnified party's notice of such payment to the indemnifying party or the date on which such payment is made (whichever is later) through the date on which the indemnified party shall have been indemnified therefor, at a simple rate of interest equal to eight percent (8%) per annum; provided, in no event shall such rate exceed the maximum rate permitted by law.

       7.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All the representations and warranties of the Seller and Parent contained in Article 3 and of the Buyer in Article 4 above shall survive the Closing hereunder and shall continue in full force and effect after such Closing for a period of thirty (30) months after the Closing Date; provided, however, that (i) the representations and warranties in Sections 3.12, 3.13 and 3.18 shall continue to survive after the Closing Date until the expiration of all applicable statutes of limitations, and (ii) the representations and warranties in Section
3.14 shall continue to survive after the Closing Date for a period of five (5) years.

       7.5    LIMITATIONS ON INDEMNIFICATION.

              7.5.1 Notwithstanding the other provisions of Section 7 hereof, the Buyer agrees that with respect to demands by Buyer for indemnification for Claims and Losses relating to breaches of representations or warranties by the
Seller:

                     (a) The Seller shall indemnify Buyer only for the amount by which the aggregate of all Claims actually suffered exceeds Fifty Thousand Dollars ($50,000.00) (this sum being referred to hereafter as the "Deductible").

                     (b) No demand for indemnification under Section 7 shall be made with respect to any Claim that is not for an amount at least equal to One Thousand Dollars ($1,000.00) (a "De minimis Claim"), and no De minimis Claim shall be taken into account for the purpose of determining whether the aggregate Claims exceed the Deductible.

                     (c) The maximum total liability for all Claims shall be the total Purchase Price.

              7.5.2 Notwithstanding the other provisions of Section 7 hereof, the Buyer agrees that with respect to demands by Buyer for indemnification for any Claims hereunder against the Seller:

                     (a) No demand for indemnification under Section 7 shall be made with respect to any claim to the extent the Claim arises wholly as a result of the passing or amending after the Closing Date of a statute, rule or other government regulation with retroactive effect.

                     (b) The amount of any Claim subject to indemnification shall be determined after taking into account the present value of any tax benefits (net of tax detriments) accruing to Buyer (or any member of its consolidated group) as a result of such Claim, but only to the extent that the present value of the tax benefits can be estimated based upon assumptions reasonable under the circumstances.

                                   ARTICLE 8

                  TRANSACTIONS SUBSEQUENT TO THE CLOSING DATE

       8.1 FURTHER ASSURANCES. From time to time after the Closing Date, the parties shall execute, deliver and acknowledge all such further instruments of transfer and conveyance and shall perform all such other acts as any other party may reasonably request to more effectively transfer the Assets and to otherwise carry out the transactions contemplated by this Agreement and the Related Documents.

       8.2 SALES AND USE TAXES. Any sales, use or other transfer tax which is payable as the result of the transactions contemplated by this Agreement shall be paid by Seller in full compliance with applicable law.

       8.3 CONTINUED COOPERATION. Each of the parties hereto shall continue to cooperate after the Closing to effect the substance and intent of the transactions described in this Agreement.

       8.4 FULL ACCESS. Subsequent to the Closing, each of Seller and Parent shall, upon request, provide Buyer and Buyer's representatives with any information as Buyer may reasonably request in order to verify performance of and compliance with the representations, warranties, covenants and conditions applicable to Seller and Parent hereunder or the Related Documents.

                                   ARTICLE 9

                            MISCELLANEOUS PROVISIONS

       9.1 INVESTIGATIONS AND SURVIVAL. The respective representations, warranties, covenants and agreements of Seller, Parent and Buyer herein and in the Related Documents, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed modified, waived or otherwise affected by any investigation made by any party or its representatives hereto.

       9.2 SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by a party without the prior written consent of the parties hereto which consent shall not be unreasonably withheld or delayed; provided, however, this Agreement may be assigned and the obligations hereunder delegated by the Buyer to a purchaser or acquiror of all or substantially all of the business, stock or assets of Buyer in whatever form of corporate transaction or to any other corporation or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or under common control with Buyer without the consent of Seller or Parent. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, legatees, executors and administrators of the parties.

       9.3 GOVERNING LAW; JURISDICTION AND VENUE; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. The parties agree that any dispute regarding the interpretation or validity of this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts in and for the County of San Diego, California, and each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts. If any term, covenant or condition of this Agreement is held to be to any extent invalid, void, or otherwise unenforceable by any court or arbitrator, the remainder of this Agreement shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

       9.4 ENTIRE AGREEMENT; MODIFICATION AND WAIVER. This Agreement, together with the agreements and documents referred to herein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings. All Exhibits and Schedules attached hereto are incorporated herein by this reference. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all parties hereto. No covenant, term or condition or the breach thereof shall be deemed waived, unless it is waived in writing and signed by the party against whom the waiver is claimed. Any waiver of breach of any covenant, term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition. The failure of any party to insist upon strict performance of any covenant, term or condition hereunder shall not constitute a waiver of such party's right to demand strict compliance therewith in the future. Time is of the essence for purposes of each and every provision of this Agreement.

       9.5 NOTICES. All payments, notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered personally (which shall include delivery by courier or overnight delivery service) or sent by certified or registered mail postage prepaid, certified or return receipt requested, or sent by facsimile transmission, to the parties at their respective address set forth below or at such other address as shall be given in writing by a party to the other party. Items delivered personally or by facsimile transmission shall be deemed delivered on the date of actual delivery; items sent by certified or regular mail shall be deemed delivered three (3) days after mailing.

        If to Buyer:     ALARIS Medical Systems, Inc.
                         10221 Wateridge Circle
                         San Diego, CA  92121-2733
                         Attn: Legal Department
                         Facsimile:  (619) 458-6156

        If to Parent:    Invacare Corporation
                         One Invacare Way
                         Elyria, Ohio 44036-2125
                         Attn:  Chief Financial Officer
                         Facsimile:  ____________________

        If to Seller:    Invacare Infusion Systems
                         One Invacare Way
                         Elyria, Ohio 44036-2125
                         Attn:  Chief Financial Officer
                         Facsimile: ____________________

       9.6 PAYMENT OF FEES AND EXPENSES. Each party to this Agreement shall be responsible for, and shall pay, all of its own legal, accounting and other transactional fees and expenses incurred in the negotiation and preparation of this Agreement and the Related Documents and the transactions contemplated herein and therein.

       9.7 DRAFTING PARTY. The provisions of this Agreement, and the documents and instruments referred to herein, have been examined, negotiated, drafted and revised by counsel for each party hereto and no implication shall be drawn nor made against any party hereto by virtue of the drafting of this Agreement.

       9.8 COUNTERPARTS. This Agreement may be executed in multiple copies, each of which shall be deemed an original and all of which shall constitute a single agreement binding on all parties.

                                   ARTICLE 10

                              CERTAIN DEFINITIONS

       10.1 DEFINITIONS. The following terms as used in this Agreement shall have the meaning indicated below:

              "AFFILIATE" means, with respect to any Person, any other person controlling, controlled by or under common control with, such Person.

              "AFFILIATED GROUP" means any affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local or foreign law).

              "APPROVALS" means, collectively, permits, approvals, authorizations, consents, clearances, licenses, franchises, concessions, orders, exemptions or other permits of all governmental or regulatory agencies, whether federal, state, local or foreign.

              "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

              "CODE" means the Internal Revenue Code of 1986, as amended.

              "ENCUMBRANCES" means all mortgages, deeds of trust, claims, security interests, liens, pledges, leases, subleases, charges, escrows, options, proxies, rights of occupancy, rights of first refusal, preemptive rights, covenants, conditional limitations, hypothecations, prior assignments, easements, title retention agreements, indentures, security agreements or other encumbrances of any kind.

              "ENVIRONMENTAL COSTS AND LIABILITIES" means any and all liabilities, obligations, damages, deficiencies, losses, fines, penalties, judgments, assessments, costs and expenses (including, without limitation, reasonable fees, costs and disbursements of legal counsel, experts, engineers and consultants): (a) any violation by Seller of Environmental Laws; (b) any Remedial Action with respect to any property currently or formerly owned by Seller that is required under Environmental Laws or pursuant to the requirements of any governmental agency charged with the enforcement of Environmental Laws; (c) damages to property or natural resources resulting from the Release by Seller of Hazardous Materials at any property currently or formerly owned by Seller; (d) human exposure to Hazardous Materials in connection with Seller's operations; and (e) the Release of Hazardous Materials at any property at which any Hazardous Material generated by Seller was disposed of.

              "ENVIRONMENTAL LAW" means any and all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, pollution control, natural resources, health, safety, the handling and disposal of Hazardous Materials, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 ET SEQ.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 SET SEQ.; the National Environmental Policy Act, 42 U.S.C. Section 4321 ET SEQ.; the Noise Control Act, 42 U.S.C. Section 4901 ET SEQ.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C.
Section 300f ET SEQ.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act and the Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Atomic Energy Act, 42 U.S.C. Section 2011 ET SEQ., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 ET SEQ.; and state and local environmental statutes and ordinances with implementing regulations and rules.

              "ENVIRONMENTAL PERMITS" means any permit, Approval, authorization, license, variance, registration or permission required under any applicable Environmental Law.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

              "FDA" means the United States Food and Drug Administration.

              "FEDERAL TAX" means any tax imposed under the Code.

              "GOVERNMENTAL AUTHORITY" means any foreign, United States, Federal, State, municipal or other governmental or regulatory department, commission, administration, board, bureau, agency or instrumentality.

              "GAAP" means generally accepted accounting principles.

              "HAZARDOUS MATERIAL" means any of the following, including mixtures thereof: any substance, pollutant, contaminant, waste, by-product or constituent regulated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ.; oil and petroleum products and natural gas, natural gas liquids, liquified natural gas and synthetic gas usable for fuel; pesticides regulated under the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 ET SEQ.; asbestos and asbestos-containing materials, PCB's, urea formaldehyde foam insulation and other substances regulated under the Toxic Substances

Control Act, 15 U.S.C. Section 2601 ET SEQ.; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act of 1982; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. Section 1910.1200 ET SEQ.; industrial process and pollution control wastes, whether or not hazardous within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ.; medical waste and special waste; and any other substance defined in or regulated under Environmental Laws.

              "INDEBTEDNESS" means, with respect to any Person, any indebtedness, secured or unsecured, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), and evidenced by bonds, notes, debentures or similar instruments or letters of credit, to the extent of the face value thereof (or, in the case of evidence of indebtedness issued at a discount, the current accredet value thereof) or (b) representing the balance deferred and unpaid of the purchase price of property or services (other than accounts payable (including trade payables) in the ordinary course of business) and shall also include, to the extent not otherwise included, (i) any capitalized lease obligations and (ii) the face value of guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor).

              "IRS" means the United States Internal Revenue Service.

              "LEGAL PROCEEDING" means any judicial, administrative or arbitral actions, suits, investigations, proceedings (public or private) or governmental proceedings.

              "MATERIAL ADVERSE EFFECT" means with respect to any Person, any change or effect that has or that is reasonably likely to have a material adverse effect on the condition (financial or otherwise), results of operations, business, prospects or assets of such Person and its Subsidiaries taken as a whole (other than as a result of changes in general economic or political conditions generally or in general economic or political conditions applicable to the health care industry generally).

              "PERMITTED LIEN" means (i) any encumbrances disclosed on any Financial Statement; (ii) Tax Liens which are not yet due and payable or which are being contested in good faith and, with respect to which have adequately been provided for on applicable financial statements (whether or not required to be disclosed under GAAP); (iii) liens incurred in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security benefits; (iv) mechanics', carriers', workmen's, repairmen's or other like liens arising out of or incurred in the ordinary course of business; (v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vi) liens created by or existing from any litigation or legal proceeding that is being contested and (vii) with respect to real property and interests therein) easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning requirements, rights of way, covenants, consents, agreements, reservations, encroachments, variances and other similar restrictions, charges or encumbrances (whether or not recorded) that do not, individually or in the aggregate, impair the continued use and operation of the assets to which they relate the applicable business.

              "PERSON" and "PERSON" means any natural person and any corporation, trust, partnership, limited liability partnership, limited liability company, limited liability corporation,venture or business entity.

              "REGULATED ENVIRONMENTAL ACTIVITY" means any emission generation, treatment, storage, recycling, discharge transportation or disposal of any Hazardous Material.

              "RELEASE" means any discharge, emission, spill, leakage, deposit, injection, migration on or into the indoor or outdoor environment or into or out of any property, including, but not limited to, a "Release" as defined in CERCLA at 42 U.S.C. Section 9601(22).

              "REMEDIAL ACTION" means all actions, including any capital expenditures, required by any Governmental Authority or under any Environmental Laws or which a reasonable Person would undertake voluntarily to (i) clean up, remove, treat, or in any other way address any Hazardous Materials or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Materials; (iii) perform pre-remedial studies and investigations or post-remedial monitoring, operations, maintenance and care; or (iv) bring facilities on any property owned, operated or leased by Seller and its Affiliates into compliance with all Environmental Laws and Environmental Permits.

              "SUBSIDIARY" means with respect to any Person, (a) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (b) each partnership in which such Person or another Subsidiary of such Person is the general or managing partner and (c) each limited liability company in which such Person or another Subsidiary of such Person is the managing member or otherwise controls (by contract, through ownership of membership interests or otherwise).

              "TAX" or "TAXES" means all taxes, charges, fees, imposts, duties, levies or other assessments by any Taxing Authority, including (without limitation), all net income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, estimated, together with any interest and any penalties, fines, additions to tax or additional amounts (whether disputed or not) imposed by any Taxing Authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

              "TAX ASSET" means any net operating loss, net capital loss, investment tax credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

              "TAX AUTHORITY" means any governmental authority.

              "TAX LIEN" or "TAX LIENS" means any Encumbrance relating to Taxes, other than a lien of the type described in clause (ii) of the definition of Permitted Liens.

              "TAX RETURN" or "TAX RETURNS" means any United States Federal, state, local and/or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including all schedules and attachments thereto, and including any amendment thereof.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

"Buyer"                                "Seller"

ALARIS MEDICAL SYSTEMS, INC., a        PATIENT SOLUTIONS INC. D/B/A
Delaware corporation                   INVACARE INFUSION SYSTEMS, INC., a
Delaware corporation


By:                                     By:
   ------------------------------          ----------------------------

Its:                                    Its:
    -----------------------------           ---------------------------



"Parent"

INVACARE CORPORATION, an Ohio
corporation


By:
   ------------------------------

Its:
    -----------------------------


                        [COUNTERPART SIGNATURE PAGE TO
                    AGREEMENT TO PURCHASE SELECTED ASSETS]

                                   EXHIBIT A


                                  BILL OF SALE

                                  EXHIBIT "B"


                          PATENT ASSIGNMENT AGREEMENT

                                  EXHIBIT "C"


                          510(K) ASSIGNMENT AGREEMENT

                                  EXHIBIT "D"


                           LIST OF ELIGIBLE EMPLOYEES

                                  EXHIBIT "E"


                  LIST OF CURRENT OBLIGATIONS AND LIABILITIES

                                  EXHIBIT "F"


                              DISCLOSURE SCHEDULE

                                  EXHIBIT "G"


                       FORM OF NON-COMPETITION AGREEMENT

                                  EXHIBIT "H"


                         ASSIGNMENT OF LEASE AGREEMENT

                                  EXHIBIT "I"

                                    RELEASE